Exhibit 99.2

Micro Therapeutics, Inc.

2005 First Quarter Financial Conference Call

April 28, 2005

Operator:	Good afternoon. My name is Linda. And I will be your conference facilitator today.

At this time I would like to welcome everyone to the Micro Therapeutics, Inc. 2005 First Quarter Financial conference call.

All lines have been placed on mute to prevent any background noise.

After the speakers’ remarks there will be a question and answer period. If you would like to ask a question during this time simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question press the pound key.

Thank you. Mr. Tom Wilder you may begin your conference.

Thomas Wilder:	Thank you. Good afternoon everyone. And thank you for joining us to discuss Micro Therapeutics First Quarter 2005 Financial Results. I am Tom Wilder, MTI’s President and Chief Executive Officer.

With me on the call today are Jim Corbertt, our Chairman, and Brad Luce our recently hired Vice President of Finance and Controller.

On our call today I will cover operational and financial results after which we will take questions.

If you are not receiving regular communications from MTI and would like to be added to our fax and email lists, please contact Rob Whetstone of Pondel Wilkinson at (310) 279-5963.

For your information this conference call is being broadcast live on the internet at www.1mti.com.

A playback of this call will be available following its conclusion and may be accessed on the internet at www.1mti.com, and will be available for approximately one year.

Certain information discussed on the call today is covered under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.

The company’s discussion today will include forward-looking information reflecting management’s current forecast of certain aspects of the company’s future.

Actual results could differ materially from those stated or implied by our forward-looking statements due to risks and uncertainties associated with the company’s business.

Risk factors associated with our business are set forth in our 1933 and 1934 Act filings including the Form 10-Q we will be filing this quarter. We suggest that you read all such filings.

Before I begin my discussion of operating results I’d like to provide an update on our transition in financial leadership.

As I shared with you last quarter Hal Hurwitz has resigned from the CFO position as he prepares to pursue other outside interests.

Hal is working with MTI as an advisor during the first half of this year. I would like to recognize Hal’s contribution over the past seven years and to thank him for his dedication and service.

In January we hired Brad Luce as Vice President of Finance and Controller. Brad has 18 years of experience in the medical device industry.

At the request of MTI’s Board of Directors I will remain MTI’s acting Chief Financial Officer.

And now let’s discuss our financial results.

We are pleased with our performance in the First Quarter of 2005.

Net sales were $11.4 million representing a 50% increase over the prior year first quarter.

The U.S. revenues increased 55% to $4.2 million and international revenues increased 48% to $7.2 million compared with the First Quarter of 2004.

First quarter Neuro Embolic product net sales of $3.9 million represents a 75% increase over the prior year, leading this increase was the NXT line in Europe and the U.S. as well the recently launched Tetris Framing Coil.

Net sales for the First Quarter of 2004 were negatively impacted by the transition in Europe from our older Sapphire line to the new NXT Coil line.

Revenue for Neuro access and delivery products for the First Quarter 2005 was $6.7 million representing an increase of 46%.

Echelon Microcatheters including the recently launched Pre-shaped Echelon Microcatheters and the HyperForm and HyperGlide Balloons led this revenue increase.

Peripheral vascular and other product revenues for the First Quarter of 2005 were $735,000, an increase of 2% from the First Quarter of 2004.

Foreign currency exchange rates principally the Euro had a favorable impact on net sales for the First Quarter of 2005 in the amount of approximately $200,000 compared with the First Quarter of 2004.

We are pleased to report that our first quarter operating loss was reduced by 41% compared to the First Quarter of 2004.

Each of the company’s major cost categories declined as a percent of sales in the first quarter.

Gross margin of 64% in the First Quarter of 2005 represents a 9 percentage point improvement from the First Quarter of 2004 and a sequential improvement of 6% over the preceding fourth quarter.

Gross margin was favorably impacted by the recent consolidation of the company’s manufacturing operations into its Irvine facility, increased production volume, and ongoing cost savings programs.

Total operating expenses for the First Quarter of 2005 increased 6% to $10.98 million from $10.3 million in the First Quarter of 2004.

Research and development expenses which include clinical and regulatory costs decreased 8% to $3.5 million in the First Quarter of 2005 from $3.8 million in the comparable period of 2004. This decrease results from cost savings associated with the closure of our facility in Bochum, Germany.

Selling, general and administrative expenses for the most recent quarter increased 15% to $7.4 million compared with the First Quarter of 2004.

In the 2005 First Quarter SG&A benefited from the receipt of $950,000 in connection with an interim settlement of the Intellectual Property case in the United Kingdom.

Including the interim settlement, Intellectual Property litigation expense in the First Quarter of 2005 was $400,000 compared to $1.9 million in the First Quarter of 2004.

Excluding litigation expense in both periods total operating expenses increased 25% in the First Quarter of 2005 versus the comparable period of 2004 primarily reflecting the recent expansion of our U.S. sales organization as well as variable commission expenses paid to our international distribution partner, ev3, LLC.

Finally also included in SG&A is approximately $200,000 of expenses related to the recent closure of our facility in Bochum, Germany.

I will now update you on progress that we’ve made in new product development.

With respect to Embolic oils, we continue to be pleased with the performance of the NXT product line which was introduced into the United States in December, 2004. We intend to introduce the NXT into other international markets excluding Japan during 2005.

During the First Quarter of 2005 we commenced commercial introduction in Europe and the United States of our new Tetris Framing Coil family. We are pleased with the performance of this new product.

The Tetris family consists of three unique coil geometries and incorporates a Nitinol filament. We believe that the coil geometry and shape memory of Nitinol offer improved Aneurysm basketing and neck bridging.

We also continue to make progress on two other significant coil programs. The first program internally called ICE consists of a family of coils that will employ surface modification technology.

We expect to introduce this coil family into the United States during the second half of 2005.

The second program called 3G represents a third generation coil family including a new detachment system. We will provide more information about 3G as we achieve key milestones.

With respect to Neuro access and delivery we are also pleased with the performance of our new Pre-shaped Echelon Microcatheters the launch of which commenced during the first quarter.

Echelon incorporates a Nitinol Braid which we believe offers superior shape retention compared to other available Microcatheters.

During the Second Quarter of 2005 we have commenced the launch of our new Flow Directed Microcatheter the Marathon. This Microcatheter which also incorporates a Nitinol Braid represents an improvement over the existing Ultra Flow Microcatheter. Marathon is compatible with the AVM version of ONYX.

With respect to Neuro Stents we continue to make progress with our Nitinol Stent Solo which is intended for use in treating large and wide-neck Aneurysms. The Solo is fully retrievable and is detached in the same manner as our current Sapphire and NXT Coils. This allows for more precise Stent placement.

We recently received a CE Mark for the Solo and are conducting clinical evaluations with a limited number of physicians. We are pleased with the initial clinical performance of this project - product, and with the progress that we are making.

Having said that we have a number of remaining steps that must be taken prior to a commercial introduction, we look forward to providing additional information as we achieve key milestones.

With regard to our Premarket Approval, or PMA application for ONYX AVM, we are working with the FDA on final labeling review and are hopeful that we will receive approval during 2005.

With respect to our ONYX Aneurysm Program we continue to make progress in preparation of our Humanitarian Device Exemption or HDE Application. It is our current plan to submit the HDE Application during the second half of 2005.

We believe that the above products have contributed to and will supplement the commercial momentum that is reflected in our first quarter results.

With respect to financial guidance many of you may know that our majority stockholder, ev3, LLC recently filed an S-1 with the Securities and Exchange Commission and that this document is currently under review by the SEC.

While we have provided financial guidance in prior earning calls I have nothing to add and will not be discussing guidance during this call.

In closing we are very pleased with our first quarter results and believe that they are indicative of the progress that we are making toward our objective of establishing a leading position in the Neurovascular market.

I would like to thank all of our conference call participants for your attention.

At this time Jim and I will be happy to answer any questions that you might have.

Operator:	At this time I would like to remind everyone if you would like to ask a question press star then the number 1 on your telephone keypad.

We’ll pause for just a moment to compile the Q&A roster.

There are no questions on the phone at this time.

Tom Wilder:	Okay. Well I’d like to thank everyone for joining us today. We appreciate your continued interest and support.

And look forward to reporting further progress in the future.

Thank you again.

Operator:	This concludes today’s conference.

You may now disconnect.

END